Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Frederick A. Marcell Jr., CEO
Christopher E. Bell, CFO

Telephone: 215-646-5405

WILLOW GROVE BANCORP, INC.  ANNOUNCES

 FIRST QUARTER RESULTS, DECLARATION OF CASH DIVIDEND, AND 5% STOCK REPURCHASE PLAN

Maple Glen, Pennsylvania – (October 27, 2004) Willow Grove Bancorp, Inc. (the “Company”) (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the “Bank”), reported net income of $1.8 million, or $0.19 diluted earnings per share, for the quarter ended September 30, 2004.  This compares to net income of $1.6 million, or $0.16 diluted earnings per share, for the quarter ended June 30, 2004.  Mr. Frederick A. Marcell Jr., President and CEO of the Company stated: “Notwithstanding the challenging interest rate environment, I’m pleased and encouraged with the progress we’ve achieved during this first quarter of our fiscal year, particularly our improved net interest margin. Additionally, I’m excited about the celebration of our 95th anniversary in business marked by a bank-wide kickoff on September 19, 2004. The Board of Directors again approved an $0.11 cash dividend and authorized a repurchase program of up to 5%, or 495,809 shares, of the Company’s common stock. We believe the ability to repurchase shares provides a viable capital management tool to enhance shareholder value.”

The Company’s total assets amounted to $975.6 million at September 30, 2004, an increase of $54.0 million, or 5.9% from June 30, 2004.  The increase in assets primarily resulted from a combination of an increase in securities available for sale and held to maturity of $52.6 million in the aggregate, or 15.8%, and loans of $13.5 million, or 2.6%.  During the quarter, our commercial real estate and multi-family residential loans, construction loans and home equity loans all increased at September 30, 2004 compared to June 30, 2004.

Total liabilities amounted to $871.2 million at September 30, 2004, an increase of $53.3 million from June 30, 2004. The increase in liabilities primarily resulted from an increase in borrowings of $64.0 million, or 31.0% from June 30, 2004 to September 30, 2004, which was directly related to the utilization of additional advances from the Federal Home Loan Bank to fund asset growth and extend liability maturities.  Partially offsetting the increase was a decline in the Company’s deposits of $10.3 million, or

1.7% to $592.8 million at September 30, 2004 compared to $603.1 million at June 30, 2004. The decline was primarily related to increased local competition for core deposits and the ability to utilize wholesale funding to replace certain maturing certificate of deposit accounts at a lower cost.

Total stockholders’ equity increased $658,000 to $104.4 million at September 30, 2004.  The change in stockholders’ equity was primarily the result of net income of $1.8 million and a $1.7 million increase in accumulated other comprehensive income which was partially offset by the repurchase of 135,265 shares of Company common stock in the open market during the quarter at an aggregate cost of $2.2 million, or an average of $16.59 per share.  During the quarter we completed our current 5% stock repurchase program which resulted in our acquisition of a total 511,565 shares of Company stock, since inception, at an aggregate cost of $8.3 million, or an average of $16.29 per share.

Net interest income for the three-months ended September 30, 2004 was $7.4 million. This compares to $6.1 million in net interest income for the prior year comparable period. This increase was primarily a result of increased average loan portfolio balances combined with an increase in net interest spread.  Net interest spread increased as a result of the combination of the average rate of interest-bearing liabilities decreasing twenty-five basis points and the average rate of interest-earning assets increasing 6 basis points.

The Company’s net interest margin increased to 3.29% for the three months ended September 30, 2004 an increase of 21 basis points compared to the three months ended September 30, 2003.  The increase was primarily the result of an increase in net interest income, which more than offset the decline in the ratio of average interest-earning assets to average interest-bearing liabilities.

The Company’s provision for loan losses increased $187,000 to $246,000 for the three months ended September 30, 2004 compared to $59,000 for the corresponding prior fiscal year period. The increase was primarily related to our continued loan portfolio growth and diversification. At September 30, 2004, our ratio of non-performing loans to total loans was 0.59% compared to 0.97% at September 30, 2003.  The ratio of our allowance for loan losses to non-performing loans at September 30, 2004 was 169.25% compared to 129.42% at September 30, 2003.  The Company’s allowance for loan losses amounted to $5.4 million, or 0.99% of total loans at September 30, 2004 compared to $5.2 million, or 0.99% of total loans at June 30, 2004.

Non-interest income decreased $560,000 or 42.2% to $767,000 for the three-month period ended September 30, 2004 compared to $1.3 million for the similar prior fiscal year period.  The decrease in non-interest income was primarily a result of a decline in realized gains on the sale of securities available for sale and loans held for sale of $403,000 and $193,000, respectively, partially offset by increased loan servicing income of $160,000 related to originated mortgage servicing rights.  Non-interest expense increased $220,000 or 4.4% to $5.3 million for the three-month period ended September 30, 2004 compared to $5.1 million for the similar prior year period.  This increase was primarily a result of increases in other expense and advertising expense.  The increase in advertising expense was primarily the result of increased utilization of local radio and television for marketing.

The Company also announced that its Board of Directors, at its October 26, 2004 meeting, declared an $0.11 cash dividend on each share of common stock of the Company payable on November 22, 2004 to stockholders of record at the close of business November 8, 2004.

Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank.  The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania.  Its banking office network now has 14 offices located throughout Montgomery, Bucks, and Philadelphia counties.  Additional information is available at:  www.willowgrovebank.com.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended June 30, 2004, and its other periodic and current reports filed thereafter describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

WILLOW GROVE BANCORP, INC.

(Unaudited Selected Financial and Other Data)

	At September 30, 2004	At June 30, 2004
	(Dollars in thousands, except per share data)
Selected Financial Condition Data:
Total assets	$975,585	$921,592
Cash and cash equivalents	28,169	39,445
Loans receivable, net	537,675	524,189
Loans held for sale	1,646	1,136
Securities available-for-sale	209,885	234,207
Securities held to maturity	175,412	98,513
Deposits	592,825	603,115
FHLB advances	270,182	206,168
Stockholders’ equity	104,434	103,776
Book value per diluted common share	11.02	10.77

	For the Three Months Ended
	September 30, 2004	September 30, 2003
	(Dollars in thousands, except per share data)
Selected Operating Statement Data:
Interest income	$11,511	$10,096
Interest expense	4,120	3,960
Net interest income	7,391	6,136
Provision for loan losses	246	59
Total non-interest income	767	1,327
Total non-interest expense	5,275	5,055
Income tax expense	833	728
Net income	1,804	1,621
Diluted earnings per share	0.19	0.16

Selected Other Data:
Average yield interest-earning assets (1)	5.11%	5.05%
Average cost interest-bearing liabilities (1)	2.21	2.46
Average interest rate spread (1)	2.90	2.59
Return on average assets (1)	0.77	0.78
Return on average equity (1)	6.74	5.74
Net interest margin (1)	3.29	3.08
Ratio of non-performing assets to total assets at period end	0.36	0.54
Ratio of non-performing loans to total loans at period end	0.59	0.97
Ratio of allowance for loan loss to total loans at period end	0.99	1.25
Ratio of allowance for loan loss to non-performing loans at period end	169.25	129.42
Efficiency ratio	64.66	67.73
Full service banking offices at period end	14	14

(1) Annualized for the three months ended September 30, 2004 and 2003

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance.  These non-GAAP measures consist of adjusting the yield on tax-exempt municipal securities to a tax-equivalent basis.  Management believes that presentation of financial measures on a tax-equivalent basis provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core business.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

Consolidated, Condensed Statements of Financial Condition

(Dollars in thousands)	At September 30, 2004	At June 30, 2004

Assets
Total cash and cash equivalents	$28,169	$39,445
Securities:
Available for sale	209,885	234,207
Held to maturity	175,412	98,513
Loans	543,052	529,409
Allowance for loan losses	(5,377)	(5,220)
Loans held for sale	1,646	1,136
Other assets	22,798	24,102
Total assets	$975,585	$921,592

Liabilities and stockholders’ equity
Deposits	$592,825	$603,115
Federal Home Loan Bank advances	270,182	206,168
Other liabilities	8,144	8,533
Total stockholders’ equity	104,434	103,776
Total liabilities and stockholders’ equity	$975,585	$921,592

Consolidated, Condensed Statements of Operations

	For the Three Months Ended September 30,
(Dollars in thousands)	2004	2003

Total interest income	$11,511	$10,096
Total interest expense	4,120	3,960
Net interest income	7,391	6,136
Provision for loan losses	246	59
Non-interest income:
Service charges and fees	510	619
Realized gain on sale of loans	46	239
Realized gain on sale of securities	12	415
Other non-interest income	199	54
Total non-interest income	767	1,327
Non-interest expense:
Compensation and employee benefits	3,143	3,226
Occupancy	390	368
Professional fees	181	238
Other expense	1,561	1,223
Total non-interest expense	5,275	5,055
Income before income taxes	2,637	2,349
Income tax expense	833	728
Net Income	$1,804	$1,621

	Average Balance Sheet For The Three Months Ended
	September 30, 2004			September 30, 2003
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Total loans	$543,740	$8,139	5.95%	$418,108	$7,153	6.82%
Securities - taxable	319,304	3,103	3.86	306,784	2,615	3.39
Securities - nontaxable - adjusted to a taxable equivalent yield	18,890	309	6.49	17,380	284	6.50
Other interest-earning assets	20,225	55	1.08	60,100	126	0.83
Total interest-earning assets	902,159	11,606	5.11	802,372	10,178	5.05
Total deposits	519,545	2,178	1.67	516,188	2,692	2.08
Total borrowings	221,043	1,942	3.49	124,237	1,268	4.06
Total interest-bearing liabilities	740,588	4,120	2.21	640,425	3,960	2.46
Net interest income/net interest spread		$7,486	2.90%		$6,218	2.59%
Net interest margin			3.29%			3.08%
Ratio of average interest-earning assets to average interest-bearing liabilities			121.82%			125.29%
Tax equivalent adjustments		$95			$82
Net interest margin, no tax adjustment			3.25%			3.04%

Loan Portfolio

	At		At
	September 30, 2004		June 30, 2004
(Dollars in thousands)	Amount	Percentage of Total	Amount	Percentage of Total
Mortgage loans:
Single-family residential	$176,113	32.36%	$181,049	34.15%
Commercial real estate and multi-family residential	190,812	35.06	180,881	34.12
Construction	65,400	12.02	57,014	10.75
Home equity	94,834	17.42	91,848	17.32
Total mortgage loans	527,159	96.86	510,792	96.34
Consumer loans	1,644	0.30	1,678	0.32
Commercial business loans	15,476	2.84	17,686	3.34
Total loans receivable	$ 544,279	100.00%	$ 530,156	100.00%

Deposit Composition

	At		At
	September 30, 2004		June 30, 2004
(Dollars in thousands)	Amount	Percent of total	Amount	Percent of total

Savings accounts	$87,307	14.7%	$91,879	15.2%
Money market accounts	107,762	18.2	99,455	16.5
Certificates of deposit	269,468	45.5	279,534	46.4
Interest-bearing checking accounts	51,171	8.6	56,350	9.3
Non-interest-bearing checking accounts	77,117	13.0	75,897	12.6
Total	$592,825	100.0%	$603,115	100.0%